Schneider National, Inc. Announces Fourth Quarter 2025 Results
•Operating Revenues $1.4 billion; $1.3 billion in 2024
•Income from Operations $36.5 million; $42.4 million in 2024
•Diluted Earnings per Share $0.13; $0.18 in 2024
•Adjusted Diluted Earnings per Share $0.13; $0.20 in 2024
•Full year 2026 Adjusted Diluted Earnings per Share guidance of $0.70 - $1.00
•Full year 2026 Net Capital Expenditures guidance of $400 - $450 million
Green Bay, Wis. - January 29, 2026 – Schneider National, Inc. (NYSE: SNDR, “Schneider” or the “Company”), a leading transportation and logistics services company, today announced results for the three months ended December 31, 2025.
“Fourth quarter results fell short of our guidance as a result of softer than expected market conditions beginning in November, particularly for volume, reflecting a very truncated peak season,” said Mark Rourke, President and Chief Executive Officer of Schneider. “There was strong improvement in late December reflecting a combination of weather disruption and some positive seasonality being met with thinner supply, a direct result of the accelerated capacity attrition seen in recent months. However, the strength exiting the year was not enough to offset the tempered demand that characterized much of the quarter, as well as spiking third-party carrier capacity costs, unplanned auto production shutdowns with certain customers, and heightened healthcare costs.”
“We expect the full impact of recent regulatory actions will be felt over several quarters and is likely to result in additional supply rationalization. We are not satisfied with our results and, while we look forward to transitioning to more supportive market conditions, we enter 2026 with even more conviction in the importance of driving structural improvement in our business,” Rourke continued. “We are taking momentum from our cost savings program, the launch of our Intermodal Fast Track service, Dedicated start-up activity, and Network earnings improvement efforts into this year. I want to acknowledge and thank our professional drivers and associates for their ongoing efforts to improve the enterprise, even in a challenging backdrop.”
Results of Operations (unaudited)

The following table summarizes the Company’s results of operations for the periods indicated.

	Three Months Ended December 31,			Year Ended December 31,
(in millions, except ratios & per share amounts)	2025	2024	Change	2025	2024	Change
Operating revenues	$1,399.6	$1,339.1	5%	$5,674.3	$5,290.5	7%
Revenues (excluding fuel surcharge)	1,253.9	1,205.7	4%	5,093.9	4,714.3	8%
Income from operations	36.5	42.4	(14)%	168.9	165.2	2%
Adjusted income from operations	38.2	45.0	(15)%	177.6	172.2	3%
Operating ratio	97.4%	96.8%	(60) bps	97.0%	96.9%	(10) bps
Adjusted total operating expenses, net of fuel surcharge revenue	$1,215.7	$1,160.7	5%	$4,916.3	$4,542.1	8%
Adjusted operating ratio	97.0%	96.3%	(70) bps	96.5%	96.3%	(20) bps
Net income	$22.1	$32.6	(32)%	$103.6	$117.0	(11)%
Adjusted net income	23.4	34.5	(32)%	110.2	122.3	(10)%
Adjusted EBITDA	147.0	152.2	(3)%	617.5	580.2	6%
Diluted earnings per share	0.13	0.18	(28)%	0.59	0.66	(11)%
Adjusted diluted earnings per share	0.13	0.20	(35)%	0.63	0.69	(9)%
Weighted average diluted shares outstanding	175.9	176.2	(0.3)	175.9	176.1	(0.2)

Enterprise Results

Enterprise income from operations for the fourth quarter of 2025 was $36.5 million, a decrease of $5.9 million, or 14%, compared to the same quarter in 2024. Diluted earnings per share were $0.13 and $0.18 in the fourth quarter of 2025 and 2024, respectively. Adjusted diluted earnings per share were $0.13 and $0.20 in the fourth quarter of 2025 and 2024, respectively.

Cash Flow and Capitalization

As of December 31, 2025, the Company had $402.5 million outstanding on total debt and finance lease obligations and cash and cash equivalents of $201.5 million.
Net capital expenditures decreased compared to the same period a year ago due to reduced purchases of transportation equipment and other property and equipment. Free cash flow increased $60.7 million compared to the same period in 2024.
In February 2023, the Company announced the approval of a $150.0 million stock repurchase program which is scheduled to expire on January 31, 2026. As of December 31, 2025, the Company had repurchased a total of 4.4 million Class B shares amounting to $110.1 million under the program. In January 2026, the Board of Directors authorized a new $150.0 million stock repurchase program, which replaces the existing program.
In October 2025, the Company’s Board of Directors declared a $0.095 dividend payable to shareholders of record as of December 12, 2025, which was paid on January 12, 2026. On January 26, 2026, the Company’s Board of Directors declared a $0.10 dividend payable to shareholders of record as of March 13, 2026, expected to be paid on April 8, 2026. As of December 31, 2025, the Company had returned $67.0 million in the form of dividends to shareholders year to date.

Results of Operations – Reportable Segments

Truckload
Truckload revenues (excluding fuel surcharge) for the fourth quarter of 2025 were $610.0 million, an increase of $49.9 million, or 9%, compared to the same quarter in 2024 driven by a 21% increase in Dedicated volume largely attributable to the Cowan Systems acquisition, partially offset by lower Dedicated revenue per truck per week. Truckload revenue per truck per week was $4,004, down $96, or 2%, from the same quarter in 2024. Friction costs related to onboarding new Dedicated business were partially offset by improved Network productivity. Dedicated average truck count grew 18% year over year with the acquisition of Cowan in December 2024, while Network average truck count declined slightly.
Truckload income from operations totaled $23.0 million in the fourth quarter of 2025, an increase of $3.2 million, or 16%, compared to the same quarter in 2024 driven by increased volume as noted above, partially offset by increases in salaries and wages expense and depreciation and equipment related costs (primarily related to increased headcount and equipment counts, respectively, both resulting largely from the Cowan acquisition). Truckload operating ratio was 96.2% in the fourth quarter of 2025 compared to 96.5% in the fourth quarter of 2024, an improvement of 30 basis points.
Intermodal
Intermodal revenues (excluding fuel surcharge) for the fourth quarter of 2025 were $268.2 million, a decrease of $8.0 million, or 3%, compared to the same quarter in 2024. The decline was driven by a 5% decrease in revenue per order, related to customer rate and freight mix, partially offset by volume growth of 3%.
Intermodal income from operations for the fourth quarter of 2025 was $18.0 million, an increase of $0.8 million, or 5%, compared to the same quarter in 2024. The increase was primarily due to volume growth and lower purchased transportation costs as a result of lane mix, partially offset by the reduction in revenue per order mentioned above. Intermodal operating ratio was 93.3% compared to 93.8% in the same quarter in 2024, an improvement of 50 basis points.
Logistics
Logistics revenues (excluding fuel surcharge) for the fourth quarter of 2025 were $329.3 million, an increase of $5.4 million, or 2%, compared to the same quarter in 2024 primarily due to the acquisition of Cowan Systems, partially offset by lower legacy brokerage volume.
Logistics income from operations for the fourth quarter of 2025 was $2.6 million, a decrease of $5.9 million, or 69%, compared to the same quarter in 2024 driven by lower volume within our brokerage business and net revenue per order within the Company’s Power Only offering. Logistics operating ratio was 99.2% in the fourth quarter of 2025, compared to 97.4% in the fourth quarter of 2024, an increase of 180 basis points.

Business Outlook

(in millions, except per share data)	Current Guidance
Adjusted diluted earnings per share	$0.70 - $1.00
Net capital expenditures	$400 - $450

“We are focused on building on the progress we have made to date on driving growth through differentiation and maintaining operational and capital discipline. The results of these efforts will be more evident as demand improves,” said Darrell Campbell, Executive Vice President and Chief Financial Officer of Schneider. “We will continue to grow specialty dedicated and intermodal volumes, especially in Mexico, and leverage our multi-modal platform to be nimble to evolving market conditions. Having achieved our 2025 cost savings target, we will look to make continued strides in 2026 with another $40 million in targeted cost savings. Our priority is to grow earnings by leveraging productivity and asset efficiency actions; improving our topline without incremental growth investments.”
“We are also entering 2026 with capacity continuing to exit the market at an accelerated pace as a result of various regulatory actions that have been taken which will be supportive of improving market conditions. However, fourth quarter results also underscore the variability in demand, which will be key in determining the pace and magnitude of improvement in the cycle.”
Campbell added, “Our 2026 full year adjusted diluted earnings per share guidance is $0.70 to $1.00, which assumes a full year effective tax rate of approximately 24.0%. Our full year net capital expenditures are expected to be approximately $400-450 million which consists primarily of replacement capital.”

Non-GAAP Financial Measures

The Company has presented certain non-GAAP financial measures, including revenues (excluding fuel surcharge); adjusted income from operations; adjusted total operating expenses, net of fuel surcharge revenues; adjusted operating ratio; adjusted net income; adjusted EBITDA; free cash flow; and adjusted diluted earnings per share. Management believes the use of non-GAAP measures assists investors in understanding the business, as further described below. The non-GAAP information provided is used by Company management and may not be comparable to similar measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of results as reported under GAAP.
A reconciliation of net income per share to adjusted diluted earnings per share as projected for 2026 is not provided. Schneider does not forecast net income per share as the Company cannot, without unreasonable effort, estimate or predict with certainty various components of net income. The components of net income that cannot be predicted include expenses for items that do not relate to core operating performance, such as costs related to potential future acquisitions, as well as the related tax impact of these items. Further, in the future, other items with similar characteristics to those currently included in adjusted net income, that have a similar impact on the comparability of periods, and which are not known at this time may exist and impact adjusted net income.

About Schneider National, Inc.

Schneider National, Inc. and its subsidiaries (together “Schneider,” the “Company,” “we,” “us,” or “our”) are among the largest providers of surface transportation and logistics solutions in North America. We offer a multimodal portfolio of services and an array of capabilities and resources that leverage artificial intelligence, data science, and analytics to provide innovative solutions that coordinate the timely, safe, and effective movement of customer products. The Company offers truckload, intermodal, and logistics services to a diverse customer base throughout the continental United States, Canada, and Mexico. We were founded in 1935 and have been a publicly held holding company since our IPO in 2017. Our stock is publicly traded on the NYSE under the ticker symbol SNDR.
Our diversified portfolio of complementary service offerings enables us to serve the varied needs of our customers and to allocate capital that maximizes returns across all market cycles and economic conditions. Our service offerings include transportation of full-truckload freight, which we directly transport utilizing either our company-owned transportation equipment and company drivers, owner-operators, or third-party carriers under contract with us. We have arrangements with most of the major North American rail carriers to transport freight in containers. We also provide customized freight movement, transportation equipment, labor, systems, and delivery services tailored to meet individual customer requirements, which typically involve long-term contracts. These arrangements are generally referred to as dedicated services and may include multiple pickups and drops, local deliveries, freight handling, specialized equipment, and freight network design. In addition, we provide comprehensive logistics services with a network of thousands of qualified third-party carriers. We also lease equipment to third parties through our wholly owned subsidiary Schneider Finance, Inc., which is primarily engaged in leasing trucks to owner-operators, including, but not limited to, owner-operators with whom we contract, and we provide insurance for both company drivers and owner-operators through our wholly owned insurance subsidiary.

Conference Call and Webcast Information

The Company will host an earnings conference call today at 4:30 p.m. Eastern Time. The conference call can be accessed by dialing 800-715-9871 toll-free or 646-307-1963 (conference ID: 2793697). A webcast of the conference call can also be accessed on the Investor Relations section of the Company’s website, Schneider.com, along with the current quarterly investor presentation.

Contact:    Christyne McGarvey, Vice President of Investor Relations and Corporate Finance
920-357-SNDR
investor@schneider.com
Source: Schneider SNDR

SCHNEIDER NATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Operating revenues	$1,399.6	$1,339.1	$5,674.3	$5,290.5
Operating expenses:
Purchased transportation	497.1	498.3	1,980.0	1,991.3
Salaries, wages, and benefits	393.1	354.5	1,595.0	1,409.7
Fuel and fuel taxes	107.7	95.5	434.5	398.2
Depreciation and amortization	111.2	106.5	450.0	413.7
Operating supplies and expenses—net	178.1	156.3	725.3	636.5
Insurance and related expenses	43.6	50.8	187.4	151.5
Other general expenses	32.3	34.8	133.2	124.4
Total operating expenses	1,363.1	1,296.7	5,505.4	5,125.3
Income from operations	36.5	42.4	168.9	165.2
Other expenses (income):
Interest income	(1.5)	(1.6)	(5.9)	(4.3)
Interest expense	7.9	4.7	33.8	16.6
Other expenses (income)—net	0.7	(1.9)	3.0	0.7
Total other expenses—net	7.1	1.2	30.9	13.0
Income before income taxes	29.4	41.2	138.0	152.2
Provision for income taxes	7.3	8.6	34.4	35.2
Net income	$22.1	$32.6	$103.6	$117.0

Weighted average shares outstanding	175.2	175.2	175.2	175.5
Basic earnings per share	$0.13	$0.19	$0.59	$0.67

Weighted average diluted shares outstanding	175.9	176.2	175.9	176.1
Diluted earnings per share	$0.13	$0.18	$0.59	$0.66

Dividends per share of common stock	$0.095	$0.095	$0.38	$0.38

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	December 31, 2025	December 31, 2024
Assets
Cash and cash equivalents	$201.5	$117.6
Trade accounts receivable—net	578.3	600.0
Other current assets	401.4	397.7
Net property and equipment	2,719.6	2,869.4
Other noncurrent assets	939.3	949.0
Total Assets	$4,840.1	$4,933.7

Liabilities and Shareholders’ Equity
Trade accounts payable	$208.6	$253.1
Current maturities of debt and finance lease obligations	11.1	106.0
Other current liabilities	309.8	345.4
Long-term debt and finance lease obligations	390.9	420.8
Deferred income taxes	593.8	565.6
Other noncurrent liabilities	301.2	255.9
Shareholders’ equity	3,024.7	2,986.9
Total Liabilities and Shareholders’ Equity	$4,840.1	$4,933.7

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Year Ended December 31,
	2025	2024
Net cash provided by operating activities	$637.4	$686.1
Net cash used in investing activities	(346.2)	(791.5)
Net cash (used in) provided by financing activities	(207.3)	120.6
Net increase in cash and cash equivalents	$83.9	$15.2

Net capital expenditures	$(289.2)	$(380.3)

Schneider National, Inc.
Revenues and Income (Loss) from Operations by Segment
(unaudited)

Revenues by Segment

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2025	2024	2025	2024
Truckload	$610.0	$560.1	$2,470.4	$2,170.7
Intermodal	268.2	276.2	1,075.1	1,041.2
Logistics	329.3	323.9	1,333.0	1,281.3
Other	89.3	88.8	392.6	383.9
Fuel surcharge	145.7	133.4	580.4	576.2
Inter-segment eliminations	(42.9)	(43.3)	(177.2)	(162.8)
Operating revenues	$1,399.6	$1,339.1	$5,674.3	$5,290.5

Income (Loss) from Operations by Segment

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2025	2024	2025	2024
Truckload	$23.0	$19.8	$108.0	$89.1
Intermodal	18.0	17.2	64.7	54.5
Logistics	2.6	8.5	25.0	32.7
Other	(7.1)	(3.1)	(28.8)	(11.1)
Income from operations	$36.5	$42.4	$168.9	$165.2

Schneider National, Inc.
Key Performance Indicators by Segment
(unaudited)

We monitor and analyze a number of KPIs in order to manage our business and evaluate our financial and operating performance.

Truckload

The following table presents our Truckload segment KPIs for the periods indicated, consistent with how revenues and expenses are reported internally for segment purposes.
The two operations that make up our Truckload segment are as follows:
•Dedicated - Transportation services with equipment devoted to customers under long-term contracts.
•Network - Transportation services of one-way shipments.
Cowan Systems’ dedicated operations are included in Dedicated beginning in the fourth quarter of 2024.

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Dedicated
Revenues (excluding fuel surcharge) (1)	$425.7	$375.3	$1,738.1	$1,410.6
Average trucks (2) (3)	8,475	7,174	8,504	6,829
Revenue per truck per week (4)	$4,025	$4,179	$4,016	$4,041
Network
Revenues (excluding fuel surcharge) (1)	$183.9	$185.1	$731.1	$760.3
Average trucks (2) (3)	3,724	3,745	3,747	3,926
Revenue per truck per week (4)	$3,957	$3,948	$3,833	$3,788
Total Truckload
Revenues (excluding fuel surcharge) (5)	$610.0	$560.1	$2,470.4	$2,170.7
Average trucks (2) (3)	12,199	10,919	12,251	10,755
Revenue per truck per week (4)	$4,004	$4,100	$3,960	$3,948
Average company trucks (3)	10,865	9,595	10,908	9,244
Average owner-operator trucks (3)	1,334	1,324	1,343	1,511
Trailers (6)	51,733	54,459	51,733	54,459
Operating ratio (7)	96.2%	96.5%	95.6%	95.9%
(1)Revenues (excluding fuel surcharge), in millions, exclude revenue in transit.
(2)Includes company and owner-operator trucks.
(3)Calculated based on beginning and end of month counts and represents the average number of trucks available to haul freight over the specified timeframe.
(4)Calculated excluding fuel surcharge and revenue in transit, consistent with how revenue is reported internally for segment purposes, using weighted workdays.
(5)Revenues (excluding fuel surcharge), in millions, include revenue in transit at the operating segment level and, therefore does not sum with amounts presented above.
(6)Includes entire fleet of owned trailers, including trailers with leasing arrangements between Truckload and Logistics.
(7)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Intermodal

The following table presents the KPIs for our Intermodal segment for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Orders (1)	113,490	109,906	442,740	419,833
Containers	26,376	26,553	26,376	26,553
Trucks	1,362	1,413	1,362	1,413
Revenue per order (2)	$2,400	$2,536	$2,430	$2,474
Operating ratio (3)	93.3%	93.8%	94.0%	94.8%
(1)Based on delivered rail orders.
(2)Calculated using rail revenues excluding fuel surcharge and revenue in transit, consistent with how revenue is reported internally for segment purposes.
(3)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Logistics

The following table presents the KPI for our Logistics segment for the periods indicated. Cowan Systems’ logistics operations are included in Logistics beginning in the fourth quarter of 2024.

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Operating ratio (1)	99.2%	97.4%	98.1%	97.4%
(1)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Schneider National, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited)

In this earnings release, we present the following non-GAAP financial measures: (1) revenues (excluding fuel surcharge), (2) adjusted income from operations, (3) adjusted operating expenses, net of fuel surcharge revenues, (4) adjusted operating ratio, (5) adjusted net income, (6) adjusted EBITDA, (7) free cash flow, and (8) adjusted diluted earnings per share. We also provide reconciliations of these measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.
Management believes the use of each of these non-GAAP measures assists investors in understanding our business by (1) removing the impact of items from our operating results that, in our opinion, do not reflect our core operating performance, (2) providing investors with the same information our management uses internally to assess our core operating performance, and (3) presenting comparable financial results between periods. In addition, in the case of revenues (excluding fuel surcharge), we believe the measure is useful to investors because it isolates volume, price, and cost changes directly related to industry demand and the way we operate our business from the external factor of fluctuating fuel prices and the programs we have in place to manage such fluctuations. Fuel-related costs and their impact on our industry are important to our results of operations, but they are often independent of other, more relevant factors affecting our results of operations and our industry. Free cash flow is used as a measure to assess overall liquidity and does not represent residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt.
Although we believe these non-GAAP measures are useful to investors, they have limitations as analytical tools and may not be comparable to similar measures disclosed by other companies. You should not consider the non-GAAP measures in this report in isolation or as substitutes for, or alternatives to, analysis of our results as reported under GAAP. The exclusion of unusual or infrequent items or other adjustments reflected in the non-GAAP measures should not be construed as an inference that our future results will not be affected by unusual or infrequent items or by other items similar to such adjustments. Our management compensates for these limitations by relying primarily on our GAAP results in addition to using the non-GAAP measures.
Adjustments to arrive at non-GAAP measures are made at the enterprise level, with the exception of fuel surcharge revenues, which are not included in segment revenues.
Revenues (excluding fuel surcharge)
We define “revenues (excluding fuel surcharge)” as operating revenues less fuel surcharge revenues, which are excluded from revenues at the segment level. Included below is a reconciliation of operating revenues, the most closely comparable GAAP financial measure, to revenues (excluding fuel surcharge).

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2025	2024	2025	2024
Operating revenues	$1,399.6	$1,339.1	$5,674.3	$5,290.5
Less: Fuel surcharge revenues	145.7	133.4	580.4	576.2
Revenues (excluding fuel surcharge)	$1,253.9	$1,205.7	$5,093.9	$4,714.3
Adjusted income from operations
We define “adjusted income from operations” as income from operations, adjusted to exclude items that do not reflect our core operating performance. Included below is a reconciliation of income from operations, which is the most directly comparable GAAP measure, to adjusted income from operations. Excluded items for the periods shown are explained in the table and notes below.

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2025	2024	2025	2024
Income from operations	$36.5	$42.4	$168.9	$165.2
Acquisition-related costs (1)	—	1.4	0.2	2.0
Intangible asset amortization (2)	1.7	1.2	7.1	5.0
Severance (3)	—	—	1.4	—
Adjusted income from operations	$38.2	$45.0	$177.6	$172.2
(1)Advisory, legal, and accounting costs related to the acquisition of Cowan Systems.
(2)Amortization expense related to intangible assets acquired through recent business acquisitions. Although intangible assets contribute to our revenue generation, the amortization of intangible assets does not directly relate to transportation services provided to our customers.
(3)Severance related to workforce rightsizing.
Adjusted operating ratio
We define “adjusted operating ratio” as total operating expenses, adjusted to exclude items that do not reflect our core operating performance, divided by revenues (excluding fuel surcharge). Included below is a reconciliation of operating ratio, which is the most directly comparable GAAP measure, to adjusted operating ratio.

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except ratios)	2025	2024	2025	2024
GAAP Presentation
Operating revenues	$1,399.6	$1,339.1	$5,674.3	$5,290.5
Total operating expenses	1,363.1	1,296.7	5,505.4	5,125.3
Income from operations	$36.5	$42.4	$168.9	$165.2

Operating ratio (1)	97.4%	96.8%	97.0%	96.9%

Non-GAAP Presentation
Operating revenues	$1,399.6	$1,339.1	$5,674.3	$5,290.5
Less: Fuel surcharge revenues	145.7	133.4	580.4	576.2
Revenues (excluding fuel surcharge)	$1,253.9	$1,205.7	$5,093.9	$4,714.3

Total operating expenses	$1,363.1	$1,296.7	$5,505.4	$5,125.3
Adjusted for:
Fuel surcharge revenues	(145.7)	(133.4)	(580.4)	(576.2)
Acquisition-related costs	—	(1.4)	(0.2)	(2.0)
Intangible asset amortization	(1.7)	(1.2)	(7.1)	(5.0)
Severance	—	—	(1.4)	—
Adjusted total operating expenses, net of fuel surcharge revenues (2)	$1,215.7	$1,160.7	$4,916.3	$4,542.1

Adjusted operating ratio (3)	97.0%	96.3%	96.5%	96.3%
(1)    Calculated as total operating expenses divided by operating revenues.
(2)    Adjusted total operating expenses, net of fuel surcharge revenues are defined as total operating expenses, adjusted to exclude fuel surcharge revenues and certain expenses that do not reflect our core operating performance.
(3)     Calculated as adjusted total operating expenses, net of fuel surcharge revenues divided by revenues (excluding fuel surcharge).

Adjusted net income
We define “adjusted net income” as net income, adjusted to exclude items that do not reflect our core operating performance. Included below is a reconciliation of net income, which is the most directly comparable GAAP measure, to adjusted net income.

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2025	2024	2025	2024
Net income	$22.1	$32.6	$103.6	$117.0
Acquisition-related costs	—	1.4	0.2	2.0
Intangible asset amortization	1.7	1.2	7.1	5.0
Severance	—	—	1.4	—
Income tax effect of non-GAAP adjustments (1)	(0.4)	(0.7)	(2.1)	(1.7)
Adjusted net income	$23.4	$34.5	$110.2	$122.3
(1)Our estimated tax rate on non-GAAP items is determined annually using the applicable consolidated federal and state effective tax rate, modified to remove the impact of tax credits and adjustments that are not applicable to the specific items. Due to the differences in the tax treatment of items excluded from non-GAAP income, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP items may differ from our GAAP tax rate and from our actual tax liabilities.
Adjusted EBITDA
We define “adjusted EBITDA” as net income, adjusted to exclude net interest expense, our provision for income taxes, depreciation and amortization, and certain items that do not reflect our core operating performance. Included below is a reconciliation of net income, which is the most directly comparable GAAP measure, to adjusted EBITDA.

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2025	2024	2025	2024
Net income	$22.1	$32.6	$103.6	$117.0
Interest expense, net	6.4	3.1	27.9	12.3
Provision for income taxes	7.3	8.6	34.4	35.2
Depreciation and amortization	111.2	106.5	450.0	413.7
Acquisition-related costs	—	1.4	0.2	2.0
Severance	—	—	1.4	—
Adjusted EBITDA	$147.0	$152.2	$617.5	$580.2
Free cash flow
We define “free cash flow” as net cash provided by operating activities less net cash used for capital expenditures.

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2025	2024	2025	2024
Net cash provided by operating activities	$186.0	$199.5	$637.4	$686.1

Purchases of transportation equipment	(40.5)	(85.9)	(352.0)	(414.0)
Purchases of other property and equipment	(7.7)	(37.3)	(32.8)	(65.1)
Proceeds from sale of property and equipment	16.7	17.5	95.6	98.8
Net capital expenditures	(31.5)	(105.7)	(289.2)	(380.3)

Free cash flow	$154.5	$93.8	$348.2	$305.8

Adjusted diluted earnings per share (1)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Diluted earnings per share	$0.13	$0.18	$0.59	$0.66
Non-GAAP adjustments, tax effected	0.01	0.01	0.04	0.03
Adjusted diluted earnings per share	$0.13	$0.20	$0.63	$0.69
(1)    Table may not sum due to rounding.

Special Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements, within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations, beliefs, plans, or forecasts with respect to, among other things, future events and financial performance and trends in the business and industry. The words “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “prospects,” “potential,” “budget,” “forecast,” “continue,” “predict,” “seek,” “objective,” “goal,” “guidance,” “outlook,” “effort,” “target,” and similar words, expressions, terms, and phrases among others, generally identify forward-looking statements, which speak only as of the date the statements were made. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks, and uncertainties. Readers are cautioned that a forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement.
The statements in this news release are based on currently available information and the current expectations, forecasts, and assumptions of the Company’s management concerning risks and uncertainties that could cause actual outcomes or results to differ materially from those outcomes or results that are projected, anticipated, or implied in these statements. Such risks and uncertainties include, among others, those discussed in Part I, Item 1A, “Risk Factors,” of the Company’s Annual Report on Form 10-K filed on February 21, 2025, subsequent Reports on Form 10-Q and 8-K, and other filings we make with the U.S. Securities and Exchange Commission. In addition to any such risks, uncertainties, and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied by the forward-looking statements include, but are not limited to: unfavorable economic and market conditions, including inflation, a volatile tariff landscape, and trade disputes; our ability to successfully manage operational challenges and disruptions, as well as related federal, state, and local government responses arising from future pandemics; economic and business risks inherent in the truckload and transportation industry, including competitive pressures pertaining to pricing, capacity, and service; our ability to effectively manage truck capacity brought about by cyclical driver shortages and successfully execute our yield management strategies; our ability to maintain key customer and supply arrangements (including dedicated arrangements) and to manage disruption of our business due to factors outside of our control, such as natural disasters, acts of war or terrorism, disease outbreaks, or pandemics; volatility in the market valuation of our investments in strategic partners and technologies; our ability to manage and effectively implement our growth and diversification strategies and cost saving initiatives; our dependence on our reputation and the Schneider brand and the potential for adverse publicity, damage to our reputation, and the loss of brand equity; risks related to demand for our service offerings; risks associated with the loss of a significant customer or customers; capital investments that fail to match customer demand or for which we cannot obtain adequate funding; fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase agreements, our ability to recover fuel costs through our fuel surcharge programs, and potential changes in customer preferences (e.g. truckload vs. intermodal services) driven by diesel fuel prices; fluctuations in the value and demand for our used Class 8 heavy-duty tractors and trailers; our ability to attract and retain qualified drivers, owner-operators, and third-party carriers in sufficient numbers to support our service offerings; our dependence on railroads in the operation of our intermodal business; changes in the outsourcing practices of our third-party logistics customers; difficulty in obtaining fuel, equipment, goods, and services from our vendors and suppliers; variability in insurance and claims expenses and the risks of insuring claims through our captive insurance company; the impact of laws and regulations that apply to our business, including those that relate to the environment, taxes, associates, owner-operators, and our captive insurance company; changes to those laws and regulations and the increased costs of compliance with existing or future federal, state, and local regulations; political, economic, and other risks from cross-border operations and operations in multiple countries; risks associated with financial, credit, and equity markets, including our ability to service indebtedness and fund capital expenditures and strategic initiatives; negative seasonal patterns generally experienced in the trucking industry during traditionally slower shipping periods and winter months; risks associated with severe weather and similar events; significant systems disruptions, including those caused by cybersecurity events and firmware defects; exposure to claims and lawsuits in the ordinary course of business; our ability to adapt to new technologies and new participants in the truckload and transportation industry.
The Company undertakes no obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances which may occur after the date of this earnings release.